EXHIBIT 99
STEM ANNOUNCES APPOINTMENT OF
NEW INDEPENDENT DIRECTOR
SAN FRANCISCO – October 31, 2023 – Stem, Inc. (NYSE: STEM), a global leader in artificial intelligence (AI)-driven clean energy software and services, today announced the appointment of Ira M. Birns to the Company’s Board of Directors (the “Board”), effective November 6, 2023. In connection with his appointment to the Board, Mr. Birns will also Chair the Audit Committee of the Board.
Mr. Birns has extensive experience in management, finance and accounting from serving as a senior finance executive at large publicly-traded multinational corporations, as well as significant experience in mergers & acquisitions, capital markets, investor relations and in the energy sector, including renewable fuels and power.
Mr. Birns is the Executive Vice President and Chief Financial Officer of World Kinect Corporation (f/k/a World Fuel Services Corporation), a Fortune 100 global energy management company providing energy procurement and related services, a position he has held since 2007. For nearly two decades prior to that, Mr. Birns held various leadership positions, including Vice President and Treasurer, at Arrow Electronics, Inc., a Fortune 250 global provider of technology products, services and solutions.
David Buzby, Chairman of the Board of Stem, said: “On behalf of the Board, I am excited to welcome Ira to Stem. Ira is an accomplished executive with broad experience in finance, operations and technology management in energy services and the board will also benefit from his strong capability and experience in Chairing the Audit Committee.”
Ira M. Birns added: “Joining Stem’s Board of Directors is a privilege and I am excited to be part of a company dedicated to harnessing the power of AI for sustainable energy solutions. I look forward to the journey ahead for Stem and my role on the Board in support of its continued success.”
Mr. Birns holds a Bachelor of Business Administration in Public Accounting from Hofstra University and is a Certified Public Accountant and Certified Treasury Professional.
About Stem
Stem provides clean energy solutions and services designed to maximize the economic, environmental, and resiliency value of energy assets and portfolios. Stem’s leading AI-driven enterprise software platform, Athena® enables organizations to deploy and unlock value from clean energy assets at scale. Powerful applications, including AlsoEnergy’s PowerTrack, simplify and optimize asset management and connect an ecosystem of owners, developers, assets, and markets. Stem also offers integrated partner solutions that can improve returns across energy projects, including storage, solar, and EV fleet charging. For more information, visit www.stem.com.
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Contacts
Stem Investor Contacts
Ted Durbin, Stem
Marc Silverberg, ICR
IR@stem.com

Media Contact
Suraya Akbarzad, Stem
press@stem.com

Source: Stem, Inc.